Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin Lowery
(212) 836-2674	(412) 553-1424

Alcoa’s Income From Continuing Operations Up 16 Percent

Over Sequential Quarter, Revenues Climb 7 Percent

Highlights of the quarter:

•	GAAP income from continuing operations was $227 million or $0.27 per diluted share, up 16 percent from $195 million, $0.23, in the first quarter

•	Revenue was $5.5 billion, the strongest quarterly performance since 2001

•	Cost savings were $16 million in the quarter, bringing the company’s annual run rate on savings to $872 million

•	Downstream segments showed improved profitability over the first quarter

•	Debt reduced by $722 million in the quarter, biggest decline since 2001.

New York, NY—July 8, 2003 – Alcoa today reported second quarter income from continuing operations of $227 million or $0.27 per diluted share, compared to $195 million, $0.23, in the first quarter. Income from continuing operations was $237 million, $0.28, in the second quarter of 2002.

Net income in the second quarter was $216 million, $0.26, up 43 percent from $151 million, $0.17, in the first quarter, and down from $232 million, $0.27, in the 2002 second quarter. Both income from continuing operations and net income are measures recognized by Generally Accepted Accounting Principles.

“We demonstrated an ability to improve profitability in what is still a challenging climate by any measure,” said Alain Belda, Chairman and CEO of Alcoa. “Improved performance by our downstream businesses and seasonal strength in packaging helped drive double-digit profit growth over the first quarter.”

Continued Top-Line Growth

Sales were $5.5 billion up 7 percent from $5.1 billion in the first quarter, and up 6 percent from $5.2 billion in the second quarter of 2002. Strong aluminum ingot shipments and a robust global alumina market drove the improvement. Both packaging and residential construction markets saw seasonal improvements, helping boost revenue to its highest level since the third quarter of 2001.

Automotive markets were flat in the quarter, and European demand for fabricated products showed weakness. Global markets in aerospace, industrial gas turbine and telecommunications remained soft.

“Given the uncertain climate, our continuing focus will be on productivity improvements and cash generation through the deployment of the Alcoa Business System,” said Belda. “While we have not seen signs of market improvements, we are well positioned to reap the benefits of any upturn.”

Driving Cost Savings

The company achieved $16 million in savings in the quarter. Second quarter energy and benefit costs were substantially higher than the previous year.

Despite higher energy, raw material, and benefit costs, the company’s margins held steady over the prior year at 20.4 percent. Alcoa has now achieved $872 million toward its $1 billion cost savings goal by the end of 2003 and remains solidly on track to meet that challenge. Energy costs are excluded from the cost challenge because of their volatility.

The second quarter tax rate of 26 percent includes a benefit for recently enacted international tax legislation. A substantial portion of that benefit is offset by an increase in minority interest. The company expects the full-year tax rate for 2003 to be lower than the rate in the first quarter.

Expanding Low-Cost Facilities

In the quarter, Alcoa continued to seize opportunities to consolidate and improve its low cost position as a supplier of primary metals and alumina. As previously announced, the company reached an agreement to acquire the 40.9 percent minority stake in its South American operations, primarily mining, refining, smelting and fabrication facilities of Alcoa Aluminio S.A. in Brazil. The company also has begun engineering for a 600,000 metric ton expansion of its low-cost refining facility in Pinjarra, Western Australia.

Strengthening the Balance Sheet

In the quarter, Alcoa reached an agreement to sell its PET business in Latin America, and continues to pursue the divestiture of non-core businesses. Proceeds from those sales will primarily be used to pay down debt.

The balance sheet showed substantial improvement in the quarter due to improved profitability, lower working capital, a partial pre-payment on a metal supply contract, and tight control on capital expenditures. Capital expenditures were below last year’s level by approximately 35 percent and ran at 70 percent of depreciation. The metal supply contract included a cash pre-payment of $440 million, and represents 7500 tons per month over 72 months at market rates.

The debt-to-capital ratio dropped 300 basis points to 40.4 percent. The $722 million decline in debt was the largest single quarterly decrease since the first quarter of 2001. The third quarter should show additional improvement as the purchase of the Latin American interests and additional asset sales are expected, along with continued restraint on capital expenditures.

Providing Solutions to Customers

Alcoa continued to strengthen its performance this quarter by developing solutions that add value for its customers. AFL Automotive, for example, recently received PACCAR’s preferred supplier award, the highest award PACCAR bestows upon its vendors; received Subaru’s President’s award for outstanding quality and delivery performance; and was named the full-service supplier of electrical distribution systems for the next generation Ford F-250 Super Duty Truck Program. It will design and manufacture both wire harnesses and electrical centers for the new F-250 program.

Alcoa Mill Products also was chosen to supply aluminum for the hoods of Ford’s recently re-designed F-150 pick-up truck as part of Alcoa’s automotive market team. The 2004 F-150 is an all-new version of the country’s best-selling truck for the past 25 years and the best-selling vehicle of any type for the past 20 years. It will feature the widest width aluminum closure produced in the North American automobile market.

In the aerospace market, Alcoa Howmet Castings was selected to supply two solutions – a hydraulic vessel and cover – for the Airbus A380, joining a broad array of Alcoa solutions on this airplane. Alcoa Howmet Castings also was named by Honeywell to supply seven components for the Joint Strike Fighter (JSF) aircraft, joining Howmet’s sole-source contracts with Pratt and Whitney Aircraft for all six of the turbine airfoils in the JSF main engine.

Quarterly Analyst Workshop

Alcoa’s quarterly analyst workshop will be at 4:00 p.m. EDT on Monday, July 28, 2003. The meeting will be web cast via alcoa.com. Call information and related information will be available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, precision castings, and electrical distribution systems for cars and trucks. The company has 127,000 employees in 40 countries. More information can be found at www.alcoa.com

Alcoa Business System

The Alcoa Business System is an integrated set of systems, tools and language organized to encourage unencumbered transfer of knowledge across businesses and borders. It focuses on serving customer demand by emphasizing the elimination of all waste and making what the customer wants, when the customer wants it.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the company’s inability to complete pending acquisitions or to realize the projected amount of proceeds from divestitures, (b) the company’s inability to achieve the level of cost savings or productivity improvements anticipated by management, (c) unexpected changes in global economic, business, competitive, market and regulatory factors, and (d) the other risk factors summarized in Alcoa’s 2002 Form 10-K Report and other SEC reports.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Quarter ended
	June 30 2003	June 30 2002	March 31 2003
Sales	$5,460	$5,158	$5,112
Cost of goods sold	4,347	4,108	4,073
Selling, general administrative and other Expenses	343	272	294
Research and development expenses	50	52	50
Provision for depreciation, depletion and Amortization	303	267	285
Special items	(15)	—	(4)
Interest expense	81	83	88
Other income, net	(57)	(34)	(37)

	5,052	4,748	4,749
Income from continuing operations before taxes on income	408	410	363
Provision for taxes on income	106	126	109

Income from continuing operations before minority interests’ share	302	284	254
Less: Minority interests’ share	75	47	59

Income from continuing operations	227	237	195
(Loss) income from discontinued operations	(11)	(5)	3
Cumulative effect of accounting change	—	—	(47)

NET INCOME	$216	$232	$151

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.27	$.28	$.23
Loss from discontinued operations	(.01)	(.01)	—
Cumulative effect of accounting change	—	—	(.06)

Net income	$.26	$.27	$.17

Diluted:
Income from continuing operations	$.27	$.28	$.23
Loss from discontinued operations	(.01)	(.01)	—
Cumulative effect of accounting change	—	—	(.06)

Net income	$.26	$.27	$.17

Average number of shares used to compute:
Basic earnings per common share	845,601,440	845,712,405	845,065,093
Diluted earnings per common share	847,468,083	851,877,799	846,328,622
Shipments of aluminum products (metric tons)	1,260,000	1,325,000	1,192,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Six months ended
	June 30 2003	June 30 2002
Sales	$10,572	$10,058
Cost of goods sold	8,420	8,076
Selling, general administrative and other expenses	637	545
Research and development expenses	100	103
Provision for depreciation, depletion and amortization	588	526
Special items	(19)	—
Interest expense	169	158
Other income, net	(94)	(89)

	9,801	9,319
Income from continuing operations before taxes on income	771	739
Provision for taxes on income	215	230

Income from continuing operations before minority interests’ share	556	509
Less: Minority interests’ share	134	88

Income from continuing operations	422	421
Loss from discontinued operations	(8)	(5)
Cumulative effect of accounting change	(47)	34

NET INCOME	$367	$450

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.50	$.50
Loss from discontinued operations	(.01)	(.01)
Cumulative effect of accounting change	(.06)	.04

Net income	$.43	$.53

Diluted:
Income from continuing operations	$.50	$.49
Loss from discontinued operations	(.01)	(.01)
Cumulative effect of accounting change	(.06)	.04

Net income	$.43	$.52

Average number of shares used to compute:
Basic earnings per common share	845,358,393	846,351,690
Diluted earnings per common share	846,971,975	852,870,259
Common stock outstanding at the end of the period	846,051,542	844,427,046
Shipments of aluminum products (metric tons)	2,452,000	2,576,000

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	June 30 2003	December 31 2002
ASSETS
Current assets:
Cash and cash equivalents	$430	$344
Receivables from customers, less allowances:
$111 in 2003 and $120 in 2002	2,590	2,378
Other receivables	254	174
Inventories	2,524	2,441
Deferred income taxes	454	468
Prepaid expenses and other current assets	471	508

Total current assets	6,723	6,313

Properties, plants and equipment, at cost	24,149	23,120
Less: accumulated depreciation, depletion and Amortization	11,862	11,009

Net properties, plants and equipment	12,287	12,111

Goodwill	6,383	6,365
Other assets	4,740	4,446
Assets held for sale	638	575

Total assets	$30,771	$29,810

LIABILITIES
Current liabilities:
Short-term borrowings	$24	$37
Accounts payable, trade	1,774	1,618
Accrued compensation and retirement costs	892	933
Taxes, including taxes on income	743	818
Other current liabilities	1,124	970
Long-term debt due within one year	88	85

Total current liabilities	4,645	4,461

Long-term debt, less amount due within one year	7,945	8,365
Accrued postretirement benefits	2,279	2,320
Other noncurrent liabilities and deferred credits	3,328	2,878
Deferred income taxes	552	502
Liabilities of operations held for sale	117	64

Total liabilities	18,866	18,590

MINORITY INTERESTS	1,516	1,293

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	6,088	6,101
Retained earnings	7,413	7,428
Treasury stock, at cost	(2,792)	(2,828)
Accumulated other comprehensive loss	(1,300)	(1,754)

Total shareholders’ equity	10,389	9,927

Total liabilities and equity	$30,771	$29,810

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except realized prices)

	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03
Consolidated Third-Party Revenues:
Alumina and Chemicals	425	419	469	430	1,743	449	491
Primary Metals	764	788	792	830	3,174	732	805
Flat-Rolled Products	1,156	1,192	1,162	1,130	4,640	1,152	1,200
Engineered Products	1,319	1,330	1,238	1,131	5,018	1,361	1,420
Packaging and Consumer	618	672	752	840	2,882	750	834
Other	618	757	731	700	2,806	668	710

Total	4,900	5,158	5,144	5,061	20,263	5,112	5,460

	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03
Consolidated Intersegment Revenues:
Alumina and Chemicals	229	233	235	258	955	240	248
Primary Metals	629	770	637	619	2,655	840	690
Flat-Rolled Products	15	18	21	14	68	20	15
Engineered Products	8	10	8	8	34	9	5
Packaging and Consumer	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	881	1,031	901	899	3,712	1,109	958

	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03
Consolidated Third-Party Shipments (KMT’s):
Alumina and Chemicals	1,825	1,796	1,939	1,926	7,486	1,794	1,939
Primary Metals	503	507	517	546	2,073	453	495
Flat-Rolled Products	439	456	446	433	1,774	434	453
Engineered Products	221	244	223	203	891	217	214
Packaging and Consumer	30	31	46	55	162	36	42
Other	58	87	80	83	308	52	56

Total Aluminum	1,251	1,325	1,312	1,320	5,208	1,192	1,260

Average realized price – Primary	0.66	0.67	0.66	0.66	0.66	0.69	0.68

	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03
After-Tax Operating Income (ATOI):
Alumina and Chemicals	65	73	93	84	315	91	89
Primary Metals	143	175	175	157	650	166	162
Flat-Rolled Products	61	66	46	47	220	53	56
Engineered Products	58	44	33	(28)	107	29	44
Packaging and Consumer	28	55	51	64	198	53	57
Other	7	19	8	(43)	(9)	9	17

Total	362	432	406	281	1,481	401	425

	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03
Reconciliation of ATOI to consolidated net income:
Total ATOI	362	432	406	281	1,481	401	425
Impact of intersegment profit eliminations	(3)	(1)	(5)	3	(6)	7	(4)
Unallocated amounts (net of tax):
Interest income	10	9	7	5	31	5	6
Interest expense	(49)	(54)	(62)	(62)	(227)	(57)	(52)
Minority interests	(41)	(47)	(49)	2	(135)	(59)	(75)
Corporate expense	(58)	(53)	(40)	(83)	(234)	(57)	(81)
Special items	—	—	(25)	(261)	(286)	4	10
Discontinued operations	—	(5)	(9)	(98)	(112)	3	(11)
Accounting change	34	—	—	—	34	(47)	—
Other	(37)	(49)	(30)	(10)	(126)	(49)	(2)

Consolidated net income	218	232	193	(223)	420	151	216